EXHIBIT 7.1

(KPMG Letterhead)

March 4, 2008

Audit Committee

Thornburg Mortgage, Inc.

Santa Fe, NM

Ladies and Gentlemen:

This letter serves as notice that our independent auditors’ report, dated of February 27, 2008, on Thornburg Mortgage, Inc.’s consolidated financial statements as of December 31, 2007 and 2006, and for each of the years in the two-year period ended December 31, 2007, its financial statement schedule – mortgage loans on real estate and its effectiveness of internal control over financial reporting as of December 31, 2007, should no longer be relied upon.

Under our professional standards, we have considered conditions and events that were known or should have been known to the Company as of the date of our auditors’ report and have concluded that the aforementioned financial statements contain material misstatements associated with available for sale securities and that our auditors’ report should have contained an explanatory paragraph indicating that substantial doubt exists relative to the Company’s ability to continue as a going concern for a reasonable period of time. Accordingly, the Company should take appropriate actions to prevent future reliance on our auditors’ report, and we advise that the Company make appropriate disclosures of the newly discovered facts and their impact on the financial statements to persons who are known to be currently relying or who are likely to rely on the financial statements and the related auditors’ report.

Very truly yours,

/s/ KPMG LLP